EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2017 with respect to the consolidated financial statements, schedule and internal control over financial reporting of Icahn Enterprises L.P. included in the joint Annual Report on Form 10-K for the year ended December 31, 2016 of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ Grant Thornton LLP

New York, New York

March 24, 2017